EXHIBIT 23.2


                           [Crowe Chizek Logo]
                               CROWE CHIZEK


                      CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Spartan Motors, Inc.
Charlotte, Michigan



We consent to the incorporation by reference in Registration Statement No. 33-28432 of Spartan Motors, Inc. on Form S-8 and Registration Statement No. 33-80980 of Spartan Motors, Inc. on Form S-8 of our report dated March 10, 1995, except for Notes 4, 5, and 10 as to which the date is March 5, 1996, relating to the balance sheets of Carpenter Manufacturing, Inc. as of December 31, 1994 and 1993, and the related statements of operations and retained deficit and statements of cash flows for the years in the two-year period ended December 31, 1994, appearing in this Current Report on Form 8-K of Spartan Motors, Inc.



                                   /s/ Crowe Chizek & Company LLP

                                   Crowe, Chizek and Company LLP


Indianapolis, Indiana
March 28, 1997